                                                                     EXHIBIT 4.7
                                ESCROW AGREEMENT


     AGREEMENT, dated as of October 17, 1996, by and between Digital Video Systems, Inc., a Delaware corporation (the "Company") and Dr. Edmund Sun ("Dr. Sun"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement and Plan of Merger, dated as of October 17, 1996 by and among the Company, Digital Video Acquisition Co. ("Digital Sub"), ViComp Technology, Inc. ("ViComp"), and the shareholders of ViComp listed in Exhibit A thereto (the "Merger Agreement").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Company wishes to acquire all of the outstanding capital stock of ViComp by merging Digital Sub with and into ViComp, with ViComp as the surviving corporation, in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Merger");

     WHEREAS, Dr. Sun owns beneficially and of record 3,000,000 shares of ViComp Series A preferred stock ("ViComp Preferred Stock");

     WHEREAS, ViComp is currently developing an MPEG-I standard integrated circuit for use in video CD players of the type made by the Company (the "ViComp Chip");

     WHEREAS, the acquisition of ViComp by the Company is based in substantial part on the representation by ViComp that the ViComp Chip will be ready for commercial manufacture no later than July 1, 1997; and

     WHEREAS, the value of the ViComp Chip to the Company will be dependent in substantial part upon the Company's ability to purchase this chip in commercial quantities at a price significantly below the cost for the Company to purchase other chips that are functionally substantially equivalent to the ViComp Chip from other manufacturers.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Dr. Sun agree as follows:

     1.   Appointment of Escrow Agent; Delivery of Escrow Securities.  The
          ----------------------------------------------------------
Company and Dr. Sun hereby agree that the Company will serve as the escrow agent for purposes of this Agreement (the Company in this capacity and any successor escrow agent being hereinafter referred to as the "Escrow Agent"). Dr. Sun agrees that he will deliver to the Escrow Agent at the Closing to hold in accordance with the provisions hereof, certificates representing 140,760 of the shares of the Company's common stock issued to Dr. Sun pursuant to the Merger (the "Escrow Securities"), together with a stock power executed in blank.
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     2.   Effectiveness of Agreement.  This Agreement shall become effective
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upon the Closing Date and shall continue in effect until the distribution by the
Escrow Agent of all of the Escrow Securities in accordance with the terms hereof (the "Termination Date"). The period of time from the Closing Date until the Termination Date is referred to herein as the "Escrow Period."

     3.   Escrow Property.  During the Escrow Period, the Escrow Agent shall
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receive all of the money, securities, rights or property distributed in respect of the Escrow Securities then held in escrow, including any such property distributed pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, such property to be held and distributed as herein provided and hereinafter referred to collectively as the "Escrow Property." Dividends distributed with respect to the Escrow Property shall be promptly paid to Dr. Sun.

     4.   Escrow Conditions.
          -----------------

     The Escrow Securities shall be forfeited and cancelled in the event that the ViComp Chip does not meet each and every one of the following performance conditions (the "Performance Standards"):

          (a) The ViComp Chip is capable of being manufactured in commercial quantities by no later than July 1, 1997;

          (b) The Company's cost to purchase fully manufactured ViComp Chips in commercial quantities from qualified third party manufacturers will not exceed $10.00 per chip; and

          (c) The Chip Cost will be at least $3.00 per chip less than the cost for the Company to purchase the lowest-priced chips that are functionally substantially equivalent to the ViComp Chip available from other manufacturers at the time the ViComp Chip is ready for commercial manufacture.

     All Escrow Securities, together with stock powers executed in blank, and the related Escrow Property shall be delivered to Dr. Sun by the Escrow Agent immediately following the conclusive determination of the satisfaction of the Performance Standards.

     5.   Notice to Escrow Agent.  Upon the occurrence of satisfaction of any of
          ----------------------
the events or conditions specified in paragraph 4, the Company shall promptly give appropriate notice to the Escrow Agent, and present such documentation as is reasonably required by the Escrow Agent to evidence the satisfaction of such conditions. Escrow Securities and Escrow Property to be cancelled and forfeited pursuant to this Agreement shall be delivered to the Company, together with stock powers executed in blank, to be placed in the Company's treasury for cancellation thereof as a contribution to capital. After such date, Dr. Sun shall have no further rights as a stockholder of the Company with respect to any of the cancelled Escrow Securities.

                                       2.

     6.   Duties of Escrow Agent.  It is understood and agreed by the parties to
          ----------------------
this Agreement as follows:

          (a) The Escrow Agent is not and shall not be deemed to be a trustee for any party for any purpose and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed.

          (b) The Escrow Agent does not have and shall not be deemed to have any responsibility in respect of any instruction, certificate or notice delivered to it or of the Escrow Securities or any related Escrow Property other than faithfully to carry out the obligations undertaken in this Agreement and to follow the directions in such instruction or notice provided in accordance with the terms hereof.

          (c) The Escrow Agent is not and shall not be deemed to be liable for any action taken or omitted by it in good faith and may rely upon, and act in accordance with the advice of its counsel without liability on its part for any action taken or omitted in accordance with such advice. In any event, its liability hereunder shall be limited to liability for gross negligence, willful misconduct or bad faith on its part.

          (d) The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instruction, notice, letter, telegram, cablegram on other written instrument believed by it to be genuine and to have been signed by the proper party or parties.

          (e) The Company agrees (i) to pay the Escrow Agent's reasonable fees and to reimburse it for its reasonable expenses, including attorney's fees, incurred in connection with duties hereunder and (ii) to save harmless, indemnify and defend the Escrow Agent for, from against any loss, damage, liability, judgment, cost and expense whatsoever, including counsel fees, suffered or incurred by it by reason of, or on account of, any misrepresentation made to it or its status or activities as Escrow Agent under this Agreement except for any loss, damage, liability, judgment, cost or expense resulting from gross negligence, willful misconduct or bad faith on the part of the Escrow Agent. The obligation of the Escrow Agent to deliver the Escrow Securities to either Dr. Sun or the Company shall be subject to the prior satisfaction upon demand from the Escrow Agent, of the Company's obligations to so save harmless, indemnify and defend the Escrow Agent or otherwise pay its fees and expenses hereunder.

          (f) The Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it in respect of the subject matter on this Agreement unless requested to do so by Dr. Sun or the Company and indemnified to the Escrow Agent's satisfaction against the cost and expense of such defense by the party requesting such defense. If any such legal proceeding is instituted against it, the Escrow Agent agrees promptly to give notice of such proceeding to Dr. Sun and the Company. The Escrow Agent shall not be required to institute legal proceedings of any kind.

                                       3.

          (g) The Escrow Agent shall not, by act, delay, omission or otherwise, be deemed to have waived any right or remedy it may have either under this Agreement or generally, unless such waiver be in writing, and no waiver shall be valid unless it is in writing, signed by the Escrow Agent, and only to the extent expressly therein set forth. A waiver by the Escrow Agent under the term of this Agreement shall not be construed as a bar to, or waiver of, the same or any other such right or remedy which it would otherwise have on any other occasion.

          (h) The Escrow Agent may resign as such hereunder by giving 30 days written notice thereof to Dr. Sun and the Company. Within 20 days after receipt of such notice, the Company shall furnish to the Escrow Agent written instructions for the release of the Escrow Securities and any related Escrow Property (if such shares, options and property, if any, have not yet been released pursuant to paragraph 4 hereof) to a substitute Escrow Agent which (whether designated by written instructions from the Company or in the absence thereof by instructions from a court of competent jurisdiction to the Escrow Agent) shall be a bank or trust company organized and doing business under the laws of the United States or any state thereof. Such substitute Escrow Agent shall thereafter hold any Escrow Securities and any related Escrow Property received by it pursuant to the terms of this Agreement and otherwise act hereunder as if it were the Escrow Agent originally named herein. The Escrow Agent's duties and responsibilities hereunder shall terminate upon the release of all shares then held in escrow according to such written instruction or upon such delivery as herein provided. The Agreement shall not otherwise be assignable by the Escrow Agent without the prior written consent of the Company.

     7.   No Pledge of Escrow Securities; Further Assurances.
          --------------------------------------------------

          (a) Dr. Sun agrees that during the term of this Agreement, he will not sell, transfer, hypothecate, negotiate, pledge, assign, encumber or otherwise dispose of any or all of the Escrow Securities, unless and until (A) the Company shall have given the notice as provided in paragraph 5 as to such Escrow Securities; or (B) such disposition is (i) proposed in connection with an agreement by which the Company is to be acquired or merged into another entity, and (ii) approved by a vote of the holders of at least 80% of the votes cast, in person or by proxy, by holders of the Company's common stock eligible to vote on such matter. The restriction shall not be applicable to transfer upon death or by operation of law; to family members of Dr. Sun or to any trust for the benefit of Dr. Sun, provided that such transferee agrees to be bound by the provisions of this Agreement, or to the Company, provided that the consideration, if any, paid by the Company for Escrow Securities transferred to the Company does not exceed the consideration, if any, paid by Dr. Sun for such securities.

          (b) Dr. Sun will take any action necessary or appropriate, including the execution of any further documents or agreements, in order to effectuate the transfer of the Escrow Securities to the Company if required pursuant to the provisions of this Agreement.

                                       4.

     8.   Legends.  Each of the certificates representing the Escrow Securities
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shall bear legends to the following effect, as well as any other legends required by applicable law:

     (i) "The sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance or other disposition of the shares evidenced by this certificate are restricted by and are subject to all of the terms, conditions and provisions of a certain Escrow Agreement entered into among Digital Video Systems, Inc., and Dr. Edmund Sun, dated as of October 17, 1996, a copy of which may be obtained from the Secretary of Digital Video Systems, Inc. No transfer, sale or other disposition of these shares may be made unless specific conditions of such agreement have been satisfied."

     (ii) "The shares evidence by this certificate have not been registered under the Securities Act of 1933, as amended. No transfer, sale or other disposition of these shares may be made unless a registration statement with respect to these shares has become effective under said act, or the Company has been furnished with an opinion of counsel satisfactory in form and substance to the Company that such registration is not required."

     Upon execution of this Agreement, the Company shall direct the transfer agent for the Company to place stop transfer orders with respect to the Escrow Securities and to maintain such orders in effect until the transfer agent shall have received written notice from the Company as provided in paragraph 6 as to such Escrow Securities.

     9.   Notices.  Each notice, instruction or other certificate required or
          -------
permitted by the terms hereof shall be in writing and shall be communicated by personal delivery, fax or registered or certified mail, return receipt requested, to the parties hereto at the addresses set forth below, or at such other address as any of them may designate by notice to each of the others:

          (i)   If to Dr. Sun, to:

                Digital Video Systems, Inc.
                2710 Walsh Avenue
                Santa Clara, California  95051
                Attn:  Dr. Edmund Sun

          (ii)  If the Company or the Escrow Agent, to:

                Digital Video Systems, Inc.
                2710 Walsh Avenue
                Santa Clara, California  95051
                Attn:  Robert B. Pfannkuch

                                       5.

                with a copy to:

                Troy & Gould Professional Corporation
                1801 Century Park East, Suite 1600
                Los Angeles, California 90067
                Attn:  Sanford J. Hillsberg, Esq.


All notices, instructions or certificates given hereunder to the Escrow Agent shall be effective upon receipt by the Escrow Agent. All notices given hereunder by the Escrow Agent shall be effective and deemed received upon personal delivery or transmission by fax or, if mailed, five (5) calendar days after mailing by the Escrow Agent.

     10.  Amendments.  This Agreement may not be modified, altered or amended in
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any material respect or cancelled or terminated except with the prior written consent of all the parties hereto.

     11.  Termination.  In the event that this Agreement shall terminate and be
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of no further force and effect, the Escrow Agent, upon written notice from the
Company in accordance with paragraph 9 hereof of such termination, will return the Escrow Securities and any Escrow Property in respect to Dr. Sun.

     12.  Titles.  The headings of paragraphs herein are inserted for
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convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     13.  Governing Law.  This Agreement shall be governed by and construed in
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accordance with the internal laws of California and shall be binding upon and inure to the benefit of all parties hereto and their respective successors in interest and assigns.

     14.  Counterparts.  This Agreement may be executed in several counterparts,
          ------------
which taken together shall constitute a single instrument.

                                       6.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

                            DIGITAL VIDEO SYSTEMS, INC.,
                            for itself and as Escrow Agent



                            By:_______________________________
                               Name:
                               Title:



                            __________________________________
                            Dr. Edmund Sun

                                       7.